EXHIBIT 99.1

For Immediate Release	Contact: Dan Kelly
January 26, 2006	(919) 774-6700

THE PANTRY ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

Sanford, North Carolina, January 26, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its first fiscal quarter ended December 29, 2005.

Total revenues for the quarter were approximately $1.3 billion, a 39.7% increase from last year’s first quarter. Net income was $33.0 million, or $1.45 per share on a diluted basis, more than double net income a year ago of $12.4 million, or $0.59 per share. The results for the first quarter of fiscal 2006 include approximately $0.05 per share in expenses related to the Company’s refinancing of its credit facilities.

“Our first quarter performance was exceptionally strong, reflecting unusually favorable conditions in the gasoline market early in the quarter, and benefits from prior year acquisitions,” said Peter J. Sodini, President and Chief Executive Officer. “In addition, we continued to benefit from solid increases of nearly 5% in both comparable store merchandise sales and gasoline gallons sold. We believe that our ongoing strategic initiatives, including the rollout of additional food service offerings and private label merchandise is helping to drive growth, as are the attractive demographics of our southeastern markets and the appeal of our modern store base, most of which has been remodeled and rebranded under the Kangaroo banner over the last three years.”

Merchandise revenues for the quarter increased 10.3% overall and 5.0% on a comparable store basis. The merchandise gross margin was 37.5%, a 120 basis-point improvement from 36.3% a year ago. Total merchandise gross profits were $118.7 million, a 14.1% increase from last year’s first quarter. Comparable store gasoline gallons rose 4.6%, while total gallons sold increased 20.1%. Total gasoline revenues were up 52.6%, in part due to a 27.1% increase in the average retail price per gallon, to $2.44. The gross margin per gallon was 21.2 cents, compared with 14.6 cents a year ago. Gasoline gross profits for the quarter totaled $86.6 million, a 73.6% increase from last year’s first quarter.

Mr. Sodini continued, “We also made excellent strategic progress across several fronts during the quarter. In October, we announced an extension of our gasoline supply agreement with Citgo, as well as a new agreement with ExxonMobil, enhancing the flexibility and security of our gasoline supplies. We announced agreements for two accretive ‘tuck-in’ acquisitions involving a total of 58 stores in Mississippi, Louisiana and North Carolina. In addition, we strengthened our capital structure through a $150 million convertible notes offering and a refinancing of our credit facilities, which will reduce interest expense and increase our capacity to finance future acquisitions.”

Mr. Sodini concluded, “As we recently announced, we have increased our earnings per share guidance for fiscal 2006 to a range between $2.95 and $3.05, excluding pending or future acquisitions. This increase reflects both the strong first quarter results and our assumption that gasoline margins will be closer to historical levels over the balance of the year, including the normal seasonal weakness in the current quarter.”

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 26, 2006 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until February 1, 2006.

Use of Non-GAAP Measures

EBITDA is defined by us as net income before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of December 29, 2005, the Company operated 1,401 stores in eleven states under select banners including Kangaroo Express(SM), our primary operating banner, Golden Gallon(R), and Cowboys(SM). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 26, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 29, 2005	December 30, 2004
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$316,648	$287,067
Gasoline	998,675	654,476

Total revenues	1,315,323	941,543

Cost of sales:
Merchandise	197,912	182,975
Gasoline	912,090	604,589

Total cost of sales	1,110,002	787,564
Gross profit	205,321	153,979

Operating expenses:
Operating, general and administrative	118,328	105,176
Depreciation and amortization	17,236	15,586

Total operating expenses	135,564	120,762

Income from operations	69,757	33,217

Other income (expense):
Loss on extinguishment of debt	(1,832)	—
Interest expense	(14,433)	(13,412)
Miscellaneous	1,202	422

Total other expense	(15,063)	(12,990)
Income before income taxes	54,694	20,227
		3
Income tax expense	(21,723)	(7,787)

Net income	$32,971	$12,440

Earnings per share:
Net income per diluted share	$1.45	$0.59
Diluted shares outstanding	22,798	21,102

Selected financial data:
EBITDA	$88,195	$49,225
Merchandise gross profit	$118,736	$104,092
Merchandise margin	37.5%	36.3%
Gasoline gallons	409,093	340,643
Gasoline gross profit	$86,585	$49,887
Gasoline margin per gallon (1)	$0.2117	$0.1464
Gasoline retail per gallon	$2.44	$1.92

Comparable store data:
Merchandise sales %	5.0%	5.2%
Gasoline gallons %	4.6%	3.4%

Number of stores:
End of period	1,401	1,353
Weighted-average store count	1,399	1,355

Notes:
(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 29, 2005	September 29, 2005
Assets
Cash and cash equivalents	$189,536	$111,472
Receivables, net	52,589	61,597
Inventories	115,902	125,348
Other current assets	16,930	24,868

Total current assets	374,957	323,285

Property and equipment, net	640,253	630,291
Goodwill, net	393,694	394,903
Other	44,622	39,687

Total assets	$1,453,526	$1,388,166

Liabilities and shareholders’ equity
Current maturities of long-term debt	$1,573	$16,045
Current maturities of lease finance obligations	2,944	2,872
Accounts payable	122,527	131,618
Other accrued liabilities	107,545	102,998

Total current liabilities	234,589	253,533

Long-term debt	603,781	539,328
Lease finance obligations	205,047	200,214
Deferred income taxes	64,965	64,848
Deferred revenue	25,338	27,385
Other	51,416	50,925
Total shareholders’ equity	268,390	251,933

Total liabilities and shareholders’ equity	$1,453,526	$1,388,166

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended
	December 29, 2005	December 30, 2004
EBITDA	$88,195	$49,225

Interest expense and loss on extinguishment of debt	(16,265)	(13,412)
Depreciation and amortization	(17,236)	(15,586)
Provision for income taxes	(21,723)	(7,787)

Net income	$32,971	$12,440